Exhibit 23.5

KPMG LLP

Suite 1050

833 East Michigan Street

Milwaukee, WI 53202-5337

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated June 25, 2026, with respect to the combined financial statements of the Performance Technologies Business of Modine Manufacturing Company included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Milwaukee, Wisconsin

July 2, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG

International Limited, a private English company limited by guarantee.